Exhibit 4.7

Amendment Number 6, Section 6.01

to the

1996 Long-Term Incentive and Capital Accumulation Plan

RESOLVED, that the 1996 Plan is hereby amended, subject to stockholder approval, as follows:

Section 6.01 of the 1996 Plan is amended by substituting the figure “2,050,000” for the figure “1,300,000.”

This Amendment Number 6, Section 6.01 was duly adopted and approved by the Board of Directors of BSB Bancorp, Inc. by resolution at a meeting held on the 24th day of February 2003 and by the stockholders of BSB Bancorp, Inc. at the Annual Meeting of Shareholders on April 28, 2003.

/s/ LARRY G. DENNISTON
Larry G. Denniston Corporate Secretary